EXHIBIT 15.1

September 22, 2011

Compuware Corporation
One Campus Martius
Detroit, MI  48226

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Compuware Corporation and subsidiaries for the three-month periods ended June 30, 2011 and 2010, and have issued our report dated August 5, 2011.  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ Deloitte & Touche LLP